Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 3 to the Registration Statement on Form S-3 of our report dated September 27, 2005, relating to the financial statements of SDI Holding, Inc. and Subsidiaries as of June 30, 2005, December 31, 2004 and 2003, and for the six month period ended June 30, 2005, the years ended December 31, 2004 and 2003, and the five month period ended December 31, 2002, which appear in the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
December 14, 2005